                                   EXHIBIT 11


COMPUTATION OF PER SHARE EARNINGS

The computation of simple earnings per share and primary earnings per share is as follows:

                                                             Year ended Sept 30,
                                                          1995                 1994
                                                         ------               -------
Average shares outstanding for
computation of simple earnings
per share                                                4,949,485            4,867,075

Add equivalent shares for un-
exercised options at end of
period (a)                                                 881,613              875,630
                                                         ---------            ---------

Average shares outstanding for
computation of primary earnings
per share                                                 5,831,098           5,742,705
                                                         ==========           =========

Earnings per common share:
 Before Extraordinary Item                                  $1.33                $1.43
 Net Income                                                 $1.52                $1.43

Primary earnings per common
share:
 Before Extraordinary Item                                  $1.13                $1.22
 Net Income                                                 $1.29                $1.22


(a)  Computed under the "Treasury Stock Method" using the average market price for the respective period.






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